Q3 FISCAL 2010 PREPARED REMARKS

THE LONG-TERM VIEW:  Technology leadership + winning in the market = 20% EPS CAGR
Our long-term financial goal is simple:  We intend to deliver 20% non-GAAP EPS growth annually through FY’14.  Our goal is to deliver this result through what we call our “Winning in the Market” strategy, which means primarily through accelerating organic revenue growth coupled with modest margin improvement.  The table below illustrates these goals.  Based on the strength of our Q3 results, we are increasingly confident about our ability to achieve our FY’10 revenue target of $1 billion and non-GAAP EPS target of $1.00, representing 25% non-GAAP EPS growth in FY’10.  Our current guidance for Q4 assumes $1.25 USD/EURO, which is up from the $1.20 USD/EURO rate provided in our most recent guidance.  This change positively impacts revenue by approximately $3 million for Q4’10 and negatively impacts expenses by approximately $1 million.

We believe we are the technology leader in attractive growth markets.  We characterize the markets we participate in with the 4-box graphic below.  We expect our technology leadership position in the growth markets to translate into growth rates in excess of the overall market growth rates – especially in the PLM half of our business.  We expect our overall revenue growth rates to accelerate over the next few years as our revenue mix continues to shift from ‘Desktop’ to ‘Enterprise.’  In Q1, Q2 and Q3, we had a 143%, 107% and 63% year-over-year improvement, respectively, in PLM license revenue.

We provide data points such as “Domino Account Wins” and “New Windchill ProductPoint Customers” in the pages that follow to support our claims that we are the technology leader, that we are gaining market share, and that ultimately we are “Winning in the Market.”

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q3 FY’10 Expenses Commentary and FY’10 & Q4 Outlook” below and in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

Q3 FY’10:  Strong Q3 driven primarily by PLM
Our Q3 results were above our revised guidance.  We delivered 7% year over year revenue growth, with license sales up 37% (8% and 39% on a constant currency basis, respectively).  As expected, our maintenance and services businesses were flat and down slightly, respectively, as we continue to work through the impact of soft license sales in 2009.  We delivered non-GAAP EPS of $0.21, up from $0.20 in Q3 ‘09.  (GAAP EPS was $0.09 compared to $0.03 in Q3’09).

Highlights of this quarter’s results are:

1)	A 74% increase in our PLM license revenue in the large enterprise market segment
2)	2 new Domino account wins in Q3, bringing our total to 15, achieving our FY’10 target
3)	Continued signs of recovery in the CAD and SMB businesses; both businesses had modest year-over-year license revenue growth
4)	Our combined maintenance and services revenue were essentially flat on a year-over-year basis, indicating that the impact of the soft license sales in 2009 is bottoming.
5)	We won the Microsoft ISV Industry Partner of the Year award
6)	We repaid the remaining outstanding balance on our revolving credit facility and repurchased $15 million worth of stock; ending cash balance of $219 million

We believe our PLM license revenue results and Domino account momentum continue to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry:  Our Windchill PLM platform is separating itself from the pack and we are in an increasingly clear technology leadership position.

Prior to Q3, we had announced 13 domino wins (see page 7 for further definition of dominoes).  This quarter we won 2 additional domino accounts, one in the Automotive vertical and the other in our Life Sciences vertical.  On our Q1 earnings call we increased our goal from 12 domino account wins by the end of FY’10 to 15, which we achieved this quarter.  We will provide a new FY’11 target in conjunction with our Q4 results.  In addition to domino account wins, we are also actively engaged in more than 250 important Windchill-led competitive displacement opportunities with other large companies around the world.

Our product portfolio is being received very well in the market.  Customers continue to expand their view of PLM from an engineering centric CAD data management solution into a robust enterprise solution with thousands of users across the extended enterprise.  We have significant new releases of Windchill®, Arbortext®, and Mathcad® scheduled for FY’11.  We are continuing to invest in our CAD platform (described further below) and our product analytics platform which enables customers to perform business intelligence-like analytics on their in-process product designs.  We also continue to make progress on our new embedded software, program portfolio management and SharePoint initiatives.  We received the Microsoft Global ISV Industry Partner of the Year.  PTC was chosen out of an international field of top Microsoft partners as delivering market-leading customer solutions built on Microsoft technology.

In an exciting new development, we are working on a new CAD platform (code name Lightning), which we believe will be a significant enhancement over the functionality and usability of existing CAD products on the market today.  We intend to provide additional information on this product on October 28th.

We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments that we believe are critical to delivering value to our customers and to enabling us to gain market share.  In addition to investments to expand our technology leadership position, we have added 10 solutions oriented sales teams during Q3 and expect to hire approximately 20 more throughout Q4, which will significantly increase our distribution capacity as we enter FY’11.  We expect these investments to help us drive toward our goal of 20% non-GAAP EPS CAGR over the next 5 years.

Q3 RESULTS VS. GUIDANCE: Stronger than expected results, driven by PLM sales
Total revenue for Q3 was $243 million, up 7% from Q3’09.  Our Q3 revenue and non-GAAP EPS of $0.21 were above our guidance range of $230 million to $240 million and non-GAAP EPS of $0.14 to $0.20.  Q3 GAAP EPS was $0.09 and our GAAP operating expense was $231 million.

Because the guidance rates we used to set our revised Q3 guidance (USD/EURO of 1.29 and YEN/USD of 93) approximated our actual rates for the quarter, currency fluctuations did not have a significant impact on our results relative to guidance.

OUTLOOK FOR Q4 AND FY’10:  Strong Q3 results increase our confidence in achieving our FY’10 target of $1 Bn in revenue and $1.00 non-GAAP EPS
In providing guidance for Q4 and setting targets for FY’10, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.  We are using the following currency assumptions in our Q4 guidance: USD / EURO rate of $1.25 and YEN / USD of 91.

The strength of our Q3 results gives us confidence in our ability to achieve our FY’10 revenue target of $1 billion, non-GAAP operating margin target of 16% and non-GAAP EPS target of $1.00.  We are expecting license revenue growth of 35% - 40% year-over-year, with our maintenance and services down slightly on a year-over-year basis.   (On a GAAP basis our operating margin target is 7.5% and our EPS target is $0.50).

For Q4, we are initiating revenue guidance of $255 to $265 million with non-GAAP EPS of $0.30 to $0.32.  (On a GAAP basis, we expect EPS of $0.20 to $0.22).   The impact of the higher guidance FX rate in Q4 is approximately $3 million favorable to revenue and $1 million unfavorable to expenses.  Our Q4 guidance includes license revenue of approximately $80 to $90 million, which is up approximately 20% on a year-over-year basis, with our combined maintenance and services revenue expected to be essentially flat on a year-over-year basis, resulting in approximately 5% year-over-year growth in total revenue.

PRELIMINARY DIRECTIONAL COMMENTARY FOR FY’11:  Accelerating revenue growth (on a constant currency basis) and $1.20 non-GAAP EPS
Consistent with the preliminary directional commentary for FY’11 we provided at our investor event in June, on a constant currency basis we continue to expect to deliver approximately 20% license growth, mid-teens services growth and mid-single digit maintenance growth, netting out to low double digit total revenue growth.  Keep in mind that our projected simple average currency rate for FY’10 is approximately 1.35 USD / EURO.  Our non-GAAP EPS target for FY’11 is $1.20 (regardless of FX impact).

We will provide formal FY’11 guidance in conjunction with our Q4 results in October.

Q3 REVENUE BY 4-BOX (GAAP):  Upper right hand box leads the way, with license growth in all markets
We began reporting our revenue in the 4-box matrix below in Q1’10 because we believe this provides valuable insight into how our business is performing by both product mix and distribution channel.

The horizontal axis highlights Desktop vs. Enterprise solutions
•	Desktop solutions include Pro/E, Mathcad and a portion of CoCreate and Arbortext revenue
•	Enterprise solutions include Windchill, ProductViewTM, Windchill ProductPoint®, InSightTM and a portion of Arbortext and CoCreate revenue
The vertical axis highlights Direct vs. Indirect go-to market strategies
•	Direct sales focuses primarily on the large enterprise market
•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

License revenue is up year-over-year in all markets with continued strong performance in the Large Enterprise market space (‘upper right hand box’).  Our total PLM revenue for Q3 was $115.1 million, up 19% compared to Q3’09.  With $344.1 million in revenue over the first three quarters, our PLM business remains on track to be close to a $500 million business in FY’10.

Our other markets are stabilizing; license revenue is up in all markets on a year-over-year basis.  Maintenance is down slightly in CAD and growing in PLM.  Our services business remains soft on the Desktop side, but up modestly on the PLM side of our business.  Given the strength of PLM license revenue over the past 4 quarters we expect the services business to return to growth over the coming quarters.

REVENUE TRENDS
Certain reclassifications between Direct and Indirect revenue from previously reported results (Q1’08 through Q2’10) are reflected below.  Indirect revenue is comprised of revenue from our reseller channel and from customers classified as Indirect.  To the extent a customer changes between the Direct and Indirect classification, we reclassify their historical revenue to align to the current period classification.  The reclassifications of prior quarter and annual Direct and Indirect revenue were not more than 2% for any single quarterly or annual reporting period.  The reclassifications are not significant.

DIRECT SALES:  PLM market continues to drive growth
Our direct sales force is primarily focused on large enterprise customers.  We have approximately 286 direct sales teams.  These teams are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.  The table below outlines direct revenue performance.  Key metrics we provide in addition to revenue regarding our Direct Sales / Large Enterprise Market performance also include Large Customer Activity and Domino Account wins (details below).

Q3 direct account revenue, which includes Strategic Account Management (SAM) accounts, was up 8% year over year.  As you can see from the 4-box detail on page 8, our growth in this space was driven by 20% growth in PLM revenue, offset by our results in the mature CAD market (-6% y-y).

LARGE DEAL ACTIVITY:  Customers continue to make significant investments in PLM
Large deal activity is a significant growth driver and has historically tended to generate 13% to 15% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher.  Large deal activity is driven primarily by direct sales teams.  We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter.

In Q3 we had 14 large deals totaling $38.8 million.  6 of these customers were in North America, 5 were in Europe and 3 were in Asia.  Average deal size was up from Q2 and we are encouraged by the 50% year over year increase in large deal activity on a YTD basis.

We continue to have a strong pipeline of large deals that we are working on world-wide.  We are winning competitive deals with large global companies (see ‘Dominoes’ below) and are actively engaged in more than 250 competitive displacement opportunities with other large global companies.

DOMINO ACCOUNT UPDATE:  Achieved goal of 15 by end of FY’10; FY’11 target to be set in Q4
At our June ‘09 investor event, we outlined what we are calling our “domino account strategy.”  Domino wins are defined as competitive wins at some of the world’s largest discrete manufacturing companies whose primary PLM solutions are not PTC products, and who have conducted comprehensive benchmarks of the major PLM technologies available today and selected PTC as the winner.  These wins are important because we believe they serve as a “signpost” signaling the technological superiority of our products.  We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader.  As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come.

The table below outlines domino account wins by major vertical over the past few quarters.  We have achieved our goal of winning 15 domino accounts by the end of FY’10.  We will establish a new goal for FY’11 in conjunction with our Q4 earnings release.

In Q3 we won 2 new domino accounts; one in the Automotive vertical and the other in the Life Sciences vertical.

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

While this market is extremely important from a strategic perspective, we believe it is a mature market with limited long-term growth opportunity, absent any significant new product developments in this market.  Even though this market continues to be soft from a license and service perspective, our maintenance paying base in this market remains solid.  Our primary products in this market are Pro/ENGINEER and Arbortext authoring solutions.

We are working on an exciting new CAD platform (code name Lightning), which we believe will be a significant enhancement over the functionality and usability of existing CAD products on the market today.  We intend to provide additional information on this product on October 28th.  We believe this new platform could drive above industry average growth in our CAD business over the coming years.

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

From a near- to medium-term growth perspective, we believe this market offers the most significant opportunity.  Large enterprises are increasingly investing in PLM solutions and we believe Windchill is the premier PLM solution on the market today.  We achieved 194%, 134% and 74% year-over-year license revenue growth in this market in Q1, Q2 and Q3, respectively, and we continue to expect significant year-over-year growth in Q4.  Our services business remains stable and our maintenance business continues to grow in this market.  Our primary products in this market are Windchill, ProductView, InSight, Relex and Arbortext enterprise solutions.

INDIRECT SALES:  Strong maintenance base and continued signs of improving end markets
Our indirect sales are primarily from the Small and Medium Businesses (SMB) market.  Indirect revenue is comprised of revenue from our reseller channel and from customers we have designated as indirect.  We continue to have approximately 127 channel business development managers supporting more than 420 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER, Mathcad and CoCreate, as well as Windchill PDMLink® and Windchill ProductPoint (our Microsoft SharePoint-based version of Windchill), into the SMB marketplace.  We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem.  This program is progressing well.  A key metric we provide (in addition to revenue) regarding our Indirect Sales / SMB Market performance is Windchill ProductPoint wins (details below).

In Q3 indirect account revenue was up 6% year over year.  Given that this market is made up of SMB companies, we believe this market continues to be heavily impacted by ongoing macroeconomic conditions.  Importantly, as reflected in the 4-box detail, we are continuing to see an important sign of improvement in the SMB space: license revenue is up year over year in both the lower left and lower right boxes.

Windchill ProductPoint Win Update:  248 wins YTD in FY’10… On track to meet our goal of 300 wins in FY’10; PTC named Microsoft Global ISV Industry Partner of the Year.
At our June ’09 investor event, we outlined our social product development platform.  Essentially, this is leveraging social computing technologies in the product development process.  We have built our solution, called Windchill ProductPoint, on the Microsoft SharePoint technology stack and have developed a joint go-to-market strategy with Microsoft.  We have a goal of 300 wins in FY’10.  We believe that achieving this goal will serve as a signpost of our ongoing thought leadership in the industry and the market potential of our social computing platform.  As shown in the table below, with 248 wins to-date, we are on track to meet this goal.  Importantly, during Q3 we were recognized for superior technology and innovation as the Microsoft Global ISV Industry Partner of the Year. The Microsoft Global ISV Industry Partner of the Year Award honors partners that are enhancing their customer’s business value by deploying new and innovative solutions based on Microsoft technologies.

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

We believe this market continues to offer long-term growth potential.  However, given that the customer base is primarily comprised of SMB customers, which we believe continue to be impacted by the global economic situation, this market has remained soft through Q3’10.  Importantly, our maintenance paying base in this market remains solid, and we are seeing signs of improvement in new license sales:  this is our second quarter of 30%+ year over year license revenue improvement.  Our primary products in this market are Pro/ENGINEER, CoCreate, Mathcad and Arbortext authoring solutions.

 LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

From a medium- to long-term growth perspective, we believe this market offers a significant growth opportunity.  Again, the customer base in this market is primarily comprised of SMB companies, which we believe continue to be impacted by the global economic situation.  Despite the soft macro-environment, this is our 2nd quarter of year over year license revenue growth and 4th quarter of sequential total revenue growth. SMB customers are increasingly interested in PLM solutions and we believe Windchill is an excellent product for larger companies in the SMB space.  We are also seeing encouraging interest for our Windchill ProductPoint offering in the SMB market.  Our primary products in this market are Windchill, Windchill ProductPoint, CoCreate and Arbortext enterprise solutions.

REVENUE BY LINE OF BUSINESS

LICENSE:  Strong y-y license revenue growth driven primarily by PLM business
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis.  License revenue historically has tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.  Given the macroeconomic environment in FY’09, license revenue was closer to 20% of total revenue.  We expect license revenue to be closer to 30% of total revenue in FY’10.

Q3 License revenue of $67.5 million was up 37% year over year (39% on a constant currency basis), driven primarily by PLM investments by large enterprises.  Our products continue to perform very well in competitive benchmarks, as demonstrated by our domino account and large deal (>$1 M in license and service revenue) momentum.

Looking forward to Q4, we are expecting license revenue to be up approximately 20% on a year-over-year basis.  Given the strength of our business in Q3, we are increasingly comfortable with our ability to achieve our FY’10 target for license revenue (up approximately 35% - 40% compared to FY’09).

SERVICES:  The ‘hangover’ from soft license sales in FY’09 appears to be bottoming…
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q3 Services revenue of $54.2 million was down 1% year over year (also down 1% on a constant currency basis), reflecting the soft license sales we had in FY’09.  Our training business, which typically represents about 15% of our total services revenue, was down 14% year over year.  Our consulting business, which primarily supports Windchill implementations, was up 1% year over year, suggesting that the impact of soft license revenue in FY’09 is bottoming.  Our services non-GAAP net margins were 6.8%, compared to 9.1% in Q3’09.

Looking forward to Q4, we are expecting services revenue to be up modestly on a year over year basis.  For FY’10 we are expecting services revenue to be down modestly on a year over year basis.  We have a solid backlog of services engagements that provides near-term visibility into our services business; however, significantly reduced year-over-year Windchill license revenue in the early part of FY’09 has had an adverse impact on our services revenue in FY’10.  With increases in Windchill license revenue over the past few quarters, we expect services revenue to return to growth over the coming quarters.

Our primary initiatives for the services business are to continue to enable our customers to realize value from their PLM implementations, improve our services net margins and expand our Windchill services ecosystem by adding Service Partners.  We launched the “Service Advantage Program” at the beginning of fiscal 2009 and we are making solid progress.  We already have a network of partners in North America and Europe, and are launching the program in Asia.

MAINTENANCE:  1.187 million seats and counting… Seat growth continues, revenue growth in sight.
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q3 maintenance revenue of $121.3 million was flat year over year (down 2% on a constant currency basis).  On a sequential basis, Q3 was down 1%, which reflects deteriorating FX rates from Q2 to Q3 (impact of $3.4 million).  We believe our maintenance business reflects a solid customer base and the importance customers attribute to our products – even in a difficult macroeconomic environment.

Looking forward to Q4, we are expecting essentially flat maintenance revenue.  For FY’10 we are now expecting maintenance revenue to be down modestly on a year-over-year basis due to unfavorable FX movements and the impact of soft license revenue in FY’09.

Active Maintenance Seats
We have more than 1.1 million active maintenance seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

Beginning in Q1’10, we changed the definition of ‘Active Maintenance Seats.’  Previously, we counted software packages as 1 seat (usually Pro/ENGINEER), despite the fact that many of the packages include seats of our other products such as Windchill, Arbortext, Mathcad, etc.  In our new methodology a software package with multiple products will result in a seat of each product being included in the disclosure below.  We believe this definition better reflects the number of active seats of our software products in use.  The table below outlines our active maintenance seat trends using this new methodology for both current and prior year results.

Active Maintenance Seats

We experienced another sequential increase in active maintenance seats in Q3, driven by a continued strong demand for Windchill in the large enterprise market, along with a modest increase in demand for Pro/E seats in Q3, which we believe is a reflection of the stabilization of the SMB market. Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION:  Signs of global stability

Americas revenue in Q3 of $82.4 million was down 4% compared with last year, and down 2% sequentially due to the timing of large deal closures.  Compared to Q3’09, indirect revenue in the Americas in Q3 was down 1%, although we did achieve slight sequential license revenue growth in this geography, as well as strong services growth both year over year and sequentially.  Direct revenue was down 4% year over year.  Q3 license revenue in the Americas was down 11% sequentially, primarily due to the timing of large deal closures.

Europe revenue was $101.8 million in Q3, up 12% (14% on a constant currency basis) compared with last year, and up 9% sequentially.  Compared to Q3’09, indirect revenue in Europe was up 3% and direct revenue was up 16%.  Q3 license revenue in Europe was up 46% sequentially, with the indirect space down 17% and the direct space up 83%.

Japan revenue was $25.6 million in Q3, up 4% (down 1% on a constant currency basis) compared with last year and down 14% sequentially.  Compared to Q3’09, indirect revenue in Japan was up 10% and direct revenue was up 1%.  Q3 license revenue in Japan was up 47% compared with last year, but down 32% sequentially.

Pacific Rim revenue was $33.2 million in Q3, up 34% (31% on a constant currency basis) compared with last year, but down 1% sequentially. (China, which represents a significant portion of our Pac Rim revenue, increased 18% compared to Q3’09).  Compared to Q3’09, indirect revenue in the Pac Rim was up 31% and direct revenue was up 36%.  Q3 license revenue in the Pac Rim was up 63% compared with last year, but down 15% sequentially.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue increased 8% year over year.  Currency fluctuations unfavorably impacted Q3 revenue by $0.2 million and unfavorably impacted Q3 non-GAAP and GAAP expenses by $1.8 million compared to Q3’09.

Constant Currency (assumes Q3’09 currency rates)

Looking forward, the guidance we are providing assumes exchange rates of approximately USD 1.25 / EURO and YEN 91 / USD.  We do not forecast currency movements, rather we provide detailed constant currency commentary.  Currency can significantly impact our results. For example, in FY’09 currency was a considerable headwind for PTC when compared to FY’08: revenue was negatively impacted by $39 million and non-GAAP expenses were positively impacted by $36 million.

Q3 FY’10 EXPENSES COMMENTARY AND FY’10 & Q4 OUTLOOK
Q3 non-GAAP results exclude $11.5 million of stock-based compensation expense, $8.5 million of acquisition-related intangible asset amortization and $6.1 million of income tax adjustments.  The Q3 results include a non-GAAP tax rate of 22% and a GAAP tax rate of 8%.

FY’10 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $49 million of expense related to stock-based compensation
•	Approximately $34 million of acquisition-related intangible asset amortization expense

Q4’10 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $11 million of expense related to stock-based compensation
•	Approximately $8 million of acquisition-related intangible asset amortization expense

INCOME STATEMENT
Our Q3 non-GAAP operating margins and EPS were stronger than expected primarily due to strong license sales.  Our Q3’10 non-GAAP operating expenses were $211.0 million, up 7% (6% on a constant currency basis) from Q3 of last year, reflecting the investments we have been making in R&D and S&M to further strengthen our market position and long-term growth opportunity.  Q3’10 GAAP operating expenses were $231.0 million.  From an operating performance perspective, we achieved 13.2% non-GAAP operating margin in Q3’10, compared to 13.0% last year.  GAAP operating margin was 4.9% for Q3’10 compared to 0.9% in Q3’09.

Looking forward, we are expecting non-GAAP operating expenses for FY’10 to be approximately $845 million and Q4 non-GAAP expenses to be approximately $210 million, depending on amount and mix of revenue.  GAAP operating expenses for FY’10 are expected to be approximately $930 million.  Q4 GAAP operating expenses are expected to be approximately $230 million.

As you will note from the table below, our R&D and S&M expense as a percentage of revenue in FY’09 and YTD FY’10 were higher than in previous years, reflecting our strategy to continue to invest in our business in order to better position PTC for the future.  Primary areas of investment in the business continue to include:

1)	Increased investment in our direct sales force and our reseller channel
2)	Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, InSight, Arbortext, Mathcad and Windchill ProductPoint
3)	Enhancing and leveraging the value of our services business, and expanding our services ecosystem

We believe these investments will drive revenue growth and create considerable operating leverage opportunities over time.

NON-GAAP OPERATING EXPENSES

TAX RATE
Q3 non-GAAP tax rate was 22%, slightly below our expected non-GAAP tax rate of 23%.  Our GAAP tax rate was 8%.

Looking forward, the Q4 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 17%.  The FY’10 target assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 16%.

SHARE COUNT / SHARE REPURCHASE
We had 119.0 million fully diluted weighted average shares outstanding for Q3.  We repurchased 0.8 million shares during the quarter for $15 million.  We have $21 million remaining under our current authorization to repurchase shares.

Looking forward, we expect to have approximately 120 million fully diluted shares outstanding for Q4 and for the full fiscal year.  We have repurchased a total of approximately $60 million worth of our stock through Q3’10.  Our long-term goal is to repurchase stock to offset dilution.

BALANCE SHEET:  Cash flow positive and a solid cash position

CASH / CASH FLOW FROM OPERATIONS
For Q3’10, our cash balance was $219.0 million, down $3.7 million from the end of Q2’10.  $50.4 million was provided from operations in Q3’10.  The cash balance at the end of Q3’10 also reflects:
•	Capital Expenditures: $4.6 M
•	Share repurchase: $15.0 M
•	Debt repayments: $31.1 M
•	FX impact on cash: $4.8 M unfavorable

DSO
DSO for Q3’10 was 56 days, compared with 57 days in Q2’10 and 60 days in Q3’09.  We continue to have strong DSOs in a challenging economic environment.

OUTSTANDING DEBT
We repaid the remaining outstanding balance on our revolving credit facility during Q3.  At the end of Q3’10 we had no outstanding balance related to our $230 million revolving credit facility, which is scheduled to expire in February 2011.

Looking forward, by the end of FY’10, we expect to enter into a new revolving credit facility.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,289 at the end of Q3, up slightly from 5,205 at the end of Q2’10.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity.  We intend to remain opportunistic as it relates to M&A throughout the course of FY’10.  We have $230 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.  However, the majority of our M&A opportunities comprise small, strategic technology tuck-ins.   For example, early in Q2 we acquired technology in the fast growing carbon information management market, enhancing our product analytics platform with “green product development” capabilities.

WRAP-UP
Given the strength of our Q3 results, we are increasingly confident in our ability to achieve our FY’10 targets of $1 billion in revenue and $1.00 in non-GAAP EPS.  From a strategic perspective, our technology leadership position is becoming clear: PLM license revenue is up 101% YTD; we have already met our twice increased goal of 15 domino accounts by the end of FY’10; we are engaged in more than 250 other competitive displacement opportunities; we have been named Microsoft Global ISV Industry Partner of the Year; and we are seeing year over year license growth in the CAD and SMB markets.

We are very optimistic about the long-term opportunity for PTC, based on both our position in the PLM market and potentially very exciting new developments in the CAD market with Project Lighting.  We remain committed to our goal of 20% non-GAAP EPS growth through FY’14 and intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share.

Thank you for your on-going support.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expense, restructuring charges, and the related tax effects of the preceding items and any one-time tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fiscal 2010 and other future financial and growth expectations, future product releases, anticipated tax rates, the expected impact of our planned strategic investments and product releases on our future success, expected market growth rates and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that our customers may not renew maintenance at historic rates and that our services business may not recover when we expect, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments and product releases may not have the effects we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that planned product releases may be delayed, the possibility that we may be unable to draw upon our revolving credit facility when or to the extent we decide to do so, and the possibility that we may be unable to enter into a new credit facility.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

GAAP OPERATING EXPENSES	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10	Q2’10	Q3’10
Cost of license revenue	$4,805	$6,778	$8,980	$9,560	$30,123	$7,584	$6,976	$7,644	$7,758	$29,962	$8,147	$8,232	$7,621
Cost of service revenue	70,980	73,875	76,582	79,226	300,663	75,741	72,302	66,162	65,592	279,797	70,524	68,934	67,090
Sales and marketing	71,028	73,359	78,762	83,731	306,880	79,862	71,387	73,823	76,297	301,369	78,598	75,137	79,121
Research and development	41,548	45,734	47,374	47,366	182,022	48,361	44,752	46,562	48,826	188,501	50,690	49,960	50,597
General and administrative	23,551	20,808	20,294	23,176	87,829	21,437	17,693	19,245	22,295	80,670	24,071	22,807	22,755
Amortization of acquired intangible assets	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620	4,058	3,975	3,836
In-process research and development	1,887	-	-	-	1,887	-	-	300	-	300	-	-	-
Restructuring charge, net	9,685	1,892	3,790	4,735	20,102	-	9,788	6,609	6,274	22,671	-	-	-
GAAP Operating Expenses	$226,377	$226,761	$239,826	$252,121	$945,085	$236,853	$226,713	$224,172	$231,152	$918,890	$236,088	$229,045	$231,020

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10	Q2’10	Q3’10
Cost of license revenue
Acquired intangible amortization	$2,954	$4,607	$6,289	$5,991	$19,841	$4,668	$4,703	$5,221	$5,082	$19,674	$4,898	$4,928	$4,659
Stock-based compensation	-	14	12	12	38	14	3	11	22	50	17	2	2
Cost of service revenue
Acquired intangible amortization	17	17	17	16	67	8	-	-	-	8	-	-	-
Stock-based compensation	2,347	2,222	2,298	2,305	9,172	2,255	1,291	2,055	2,562	8,163	2,580	2,241	2,186
Sales and marketing
Stock-based compensation	2,867	2,936	3,130	3,296	12,229	2,908	2,193	3,491	4,205	12,797	3,074	3,520	3,471
Research and development
Stock-based compensation	2,270	2,337	2,322	2,500	9,429	2,258	1,566	1,986	2,404	8,214	2,659	2,383	2,252
General and administrative
Stock-based compensation	3,119	3,420	3,387	3,602	13,528	3,096	1,677	3,969	5,362	14,104	5,525	4,146	3,599
Amortization of acquired intangible assets	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620	4,058	3,975	3,836
In-process research and development	1,887	-	-	-	1,887	-	-	300	-	300	-	-	-
Restructuring charge, net	$9,685	$1,892	$3,790	$4,735	$20,102	$-	$9,788	$6,609	$6,274	$22,671	$-	$-	$-
Non-GAAP Adjustments	$28,039	$21,760	$25,289	$26,784	$101,872	$19,075	$25,036	$27,469	$30,021	$101,601	$22,811	$21,195	$20,005

NON-GAAP OPERATING EXPENSES	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10	Q2’10	Q3’10
Cost of license revenue	$1,851	$2,157	$2,679	$3,557	$10,244	$2,902	$2,270	$2,412	$2,654	$10,238	$3,232	$3,302	$2,960
Cost of service revenue	68,616	71,636	74,267	76,905	291,424	73,478	71,011	64,107	63,030	271,626	67,944	66,693	64,904
Sales and marketing	68,161	70,423	75,632	80,435	294,651	76,954	69,194	70,332	72,092	288,572	75,524	71,617	75,650
Research and development	39,278	43,397	45,052	44,866	172,593	46,103	43,186	44,576	46,422	180,287	48,031	47,577	48,345
General and administrative	20,432	17,388	16,907	19,574	74,301	18,341	16,016	15,276	16,933	66,566	18,546	18,661	19,156
Amortization of acquired intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-
In-process research and development	-	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-	-	-
Non-GAAP Operating Expenses	$198,338	$205,001	$214,537	$225,337	$843,213	$217,778	$201,677	$196,703	$201,131	$817,289	$213,277	$207,850	$211,015